Term Sheets

Filed pursuant to Rule 433

Registration Statement Nos. 333-226200 and 333-239038

November 17, 2020

United Mexican States

Final Terms and Conditions

2.659% Notes due 2031

Issuer:	United Mexican States

Transaction:	2.659% Notes due 2031 (the “2031 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$3,396,081,000.00

Ratings:	Baa1 (negative)/BBB(negative)/BBB-(stable)(Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	May 24, 2031

Pricing Date:	November 16, 2020

Settlement Date:	November 24, 2020 (T+6)

Coupon:	2.659%

Coupon Payment Frequency:	Semiannual

Issue Price:	100.000%, plus accrued interest, if any, from November 24, 2020

Reference Benchmark Treasury:	0.875% due November 15, 2030

Reference Benchmark Treasury Price and Yield:	99.21+; 0.909%

Re-offer Spread over Benchmark Treasury:	175 bps

Yield to Maturity:	2.659%

Interest Payment Dates:	May 24 and November 24 of each year, commencing on May 24, 2021

Optional Redemption:	If redeemed prior to February 24, 2031 (three months prior to the Maturity Date), Make-Whole Call calculated at Treasuries +30 bps. If redeemed on or after February 24, 2031 (three months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Gross Proceeds:	U.S.$3,396,081,000.00

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2031 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91087BAM28

CUSIP:	91087B AM2

Joint Book-Running Managers /Allocation:	BBVA Securities Inc. (33.3%) Goldman Sachs & Co. LLC (33.4%) Mizuho Securities USA LLC (33.3%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated June 9, 2020 accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520164581/0001193125-20-164581-index.htm.

A preliminary prospectus supplement, subject to completion, dated November 16, 2020, for the 2031 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520293761/d937194d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520242553/0001193125-20-242553-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at +1 (800) 422-8692, Goldman Sachs & Co. LLC toll-free at+1 (800) 828-3182 or Mizuho Securities USA LLC toll-free at +1 (866) 271-7403.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2031 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

United Mexican States

Final Terms and Conditions

3.771% Notes due 2061

Issuer:	United Mexican States

Transaction:	3.771% Notes due 2061 (the “2061 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$3,208,201,000.00

Ratings:	Baa1 (negative)/BBB(negative)/BBB-(stable)(Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	May 24, 2061

Pricing Date:	November 16, 2020

Settlement Date:	November 24, 2020 (T+6)

Coupon:	3.771%

Coupon Payment Frequency:	Semiannual

Issue Price:	100.000%, plus accrued interest, if any, from November 24, 2020

Reference Benchmark Treasury:	1.375% due August 15, 2050

Reference Benchmark Treasury Price and Yield:	93.03; 1.671%

Re-offer Spread over Benchmark Treasury:	210 bps

Yield to Maturity:	3.771%

Interest Payment Dates:	May 24 and November 24 of each year, commencing on May 24, 2021

Optional Redemption:	If redeemed prior to November 24, 2060 (six months prior to the Maturity Date), Make-Whole Call calculated at Treasuries +35 bps. If redeemed on or after November 24, 2060 (six months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Gross Proceeds:	U.S.$3,208,201,000.00

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2061 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.200%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91087BAN01

CUSIP:	91087B AN0

Joint Book-Running Managers /Allocation:	BBVA Securities Inc. (33.3%) Goldman Sachs & Co. LLC (33.4%) Mizuho Securities USA LLC (33.3%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated June 9, 2020 accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520164581/0001193125-20-164581-index.htm.

A preliminary prospectus supplement, subject to completion, dated November 16, 2020, for the 2061 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520293761/d937194d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520242553/0001193125-20-242553-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at +1 (800) 422-8692, Goldman Sachs & Co. LLC toll-free at+1 (800) 828-3182 or Mizuho Securities USA LLC toll-free at +1 (866) 271-7403.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2061 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.